                                                                   EXHIBIT 4.1
                      PREFERRED STOCK PURCHASE AGREEMENT


     This Preferred Stock Purchase Agreement (this "Agreement") is made and entered into as of June 7, 1999 (the "Effective Date"), by and between Inprise Corporation, a Delaware corporation ("Inprise"), and Microsoft Corporation, a Washington corporation ("Microsoft").

                                   RECITALS:

     Inprise desires to sell to Microsoft, and Microsoft desires to purchase from Inprise, 625 shares of Inprise's Series C Convertible Preferred Stock (the "Series C Shares") with the rights and preferences set forth in the form of Certificate of Designation (the "Certificate") attached as Exhibit A to this
                                                           ---------
Agreement;

     Inprise and Microsoft will enter into a Patent Cross License Agreement and an amendment to an existing license agreement between the parties (collectively, the "Patent License Agreements") concurrently with the closing of the purchase contemplated by this Agreement; and

     Inprise and Microsoft will, concurrently with the closing of the purchase contemplated by this Agreement, enter into an Investor Rights Agreement (the "Rights Agreement").

     This Agreement, together with the Certificate, the Patent License Agreement and the Rights Agreement are referred to herein collectively as the "Transaction Documents."

                                  AGREEMENT:

     NOW, THEREFORE, based on these premises and in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I
                    PURCHASE OF PREFERRED STOCK AND CLOSING

     1.1  Agreement to Purchase and Sell Stock. Inprise agrees to sell to
          ------------------------------------
Microsoft at the Closing (as defined below), and Microsoft agrees to purchase from Inprise at the Closing, 625 shares of Series C Convertible Preferred Stock at a price of $40,000.00 per share, for an aggregate purchase price of $25 million (the "Purchase Price"). The Series C Shares purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the "Series C Preferred Shares" and the shares of Common Stock issuable upon conversion of the Series C Preferred Shares will be collectively hereinafter referred to as the "Conversion Shares."

     1.2  Closing. The purchase and sale of the Series C Preferred Shares
          -------
will take place at 2:00 p.m. Pacific Standard Time, on such date as is agreed by Inprise and Microsoft, but in no event later than ten days from the date of this Agreement (the "Closing Date") at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301 (the "Closing"). At the
Closing: (i) Inprise will deliver to Microsoft a certificate representing the number of Series C Preferred Shares that Microsoft has agreed to purchase hereunder, together with executed copies of the Transaction Documents and such other agreements, documents and certificates required pursuant to Section 4.2 hereof; and (ii) Microsoft will deliver to Inprise the Purchase Price by wire transfer of immediately available funds, together with executed copies of the Transaction Documents and such other agreements, documents and certificates required pursuant to Section 4.3 hereof.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of Inprise. Except as disclosed in a
     -----------------------------------------
document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Inprise to Microsoft prior to the execution of this Agreement (the "Inprise Disclosure Schedule"), Inprise represents and warrants to Microsoft as follows:

          2.1.1  Organization, Standing and Power. Inprise is a corporation
                 --------------------------------
duly organized, validly existing and in good standing under the laws of Delaware. Inprise has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and as proposed to be conducted. Inprise is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not have a materially adverse effect on Inprise. Except for those entities as set forth in the SEC Documents (as hereinafter defined) or which otherwise do not conduct any material operations of the company, Inprise does not own or control, directly or indirectly, any corporation, partnership, limited liability company, or other entity.

          2.1.2  Capital Structure and Stock Issuance.
                 ------------------------------------

                 (a) The authorized capital stock of Inprise as of the Closing Date and immediately prior to the Closing will consist of 100,000,000 shares of Inprise Common Stock, par value $0.01 ("Inprise Common Stock") of which not more than 55,000,000 will be issued and outstanding (exclusive of shares of Inprise Common Stock issuable upon conversion of Series B Convertible Preferred Stock), and 1,000,000 shares of Preferred Stock of which 100,000 will be designated Series A Junior Participating Preferred Stock, par value $0.01 none of which will be issued and outstanding, of which 1,470 will be designated Series B Convertible Preferred Stock, par value $0.01 ("Inprise Series B Stock") of which not more than 422 will be issued and outstanding, and of which 250 will be designated Series C Preferred Stock, par value $0.01 none of which are issued and outstanding. In addition, as of the date hereof, not more than 14 million shares of Inprise Common Stock are reserved for issuance upon the exercise of outstanding stock options and not more than 1.8 million shares of Inprise Common Stock are available for future options grants ("Inprise Options"). Those shares described above as well as the Inprise Options are collectively referred to as the "Inprise Securities." Except for the Inprise Common Stock described above issuable pursuant to Inprise Options, pursuant to the Inprise employee stock purchase plans or upon conversion of the Inprise Series B Stock, there are no options, warrants, calls, conversion rights, agreements, contracts, or rights of any character to which Inprise is a party or by which Inprise may be bound obligating Inprise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Inprise, or obligating Inprise to grant, extend or enter into any such option, warrant, call, conversion right, agreement, contract, or right. Inprise does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Inprise Securities on any matter.

               (b) The Series C Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate will be duly and validly issued, fully paid and nonassessable.

          2.1.3  Authority. All corporate action on the part of Inprise
                 ---------
necessary for the authorization, execution, delivery and performance of the Transaction Documents by Inprise, the authorization, sale, issuance and delivery of the Series C Preferred Shares hereunder, and the performance of Inprise's obligations under said Transaction Documents has been taken. Each Transaction Document constitutes a valid, binding, and enforceable obligation of Inprise in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and
(ii) the effect of rules of law governing the availability of equitable remedies. Inprise hereby represents that it has full power and authority to enter into the Transaction Documents.

          2.1.4  Compliance with Laws and Other Instruments. Inprise holds all
                 ------------------------------------------
licenses, permits, and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Inprise's business and financial condition. Except for applicable filings necessary to claim an exemption from the registration requirements under applicable federal and state securities laws and the filing of the Certificate, no consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively "Governmental Consents") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Inprise in connection with the execution and delivery of the Transaction Documents by Inprise or the consummation by Inprise of the transactions contemplated hereby.

          2.1.5  No Conflicts. The execution, delivery and performance of the
                 ------------
Transaction Documents by Inprise and the consummation by Inprise of the transactions contemplated hereby and thereby and the filing of the Certificate do not and will not (i) result in a violation of Inprise's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which Inprise or any of its subsidiaries is a party (except where such conflict or default would not have a material adverse effect on Inprise's business or financial condition), or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to Inprise or any of its subsidiaries or by which any property or asset of Inprise or any of its subsidiaries is bound or affected. The business of Inprise and its direct and indirect subsidiaries is being conducted in material compliance with all applicable laws, ordinances or regulations of any Governmental Entity.

          2.1.6  SEC Documents. Inprise has filed all required reports,
                 -------------
schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since June 1, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Inprise included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Inprise as of the dates thereof and the results of its operation and cashflows for the periods then ended in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments). Except as set forth in the filed SEC Documents, Inprise has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Inprise or in the notes thereto and which could reasonably be expected to have a material adverse effect on Inprise, except such liabilities incurred in the ordinary course of Inprise's business since March 31, 1999, which liabilities do not or would not have a material adverse effect on Inprise.

          2.1.7  No Material Adverse Change. Except as disclosed in the SEC
                 --------------------------
Documents, since the date of the most recent audited financial statements included in the SEC Documents, there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Inprise's capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss of property, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on Inprise, or (iv) any change in accounting methods, principles or practices by Inprise materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in GAAP.

          2.1.8  No Undisclosed Events or Circumstances. No event or
                 --------------------------------------
circumstance has occurred or exists with respect to Inprise or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Inprise but which has not been so publicly announced or disclosed.

          2.1.9  Intellectual Property.
                 ---------------------

                 (a) The "Inprise Intellectual Property" consists of the following:

                       (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form), applications and registrations for any of the foregoing;

                       (ii) all goodwill associated with trademarks, trade names, service marks and trade dress;

                       (iii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein;

                       (iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

                       (v) all other tangible or intangible proprietary information and materials; and

                       (vi) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

that are owned or held by or on behalf of Inprise or that are being, and/or have been, used, or are currently under development for use, in the business of Inprise as it has been, is currently or is currently anticipated to be (up to the Closing), conducted.

                 (b) Inprise has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of the Inprise Intellectual Property.

                 (c) Except as set forth in the SEC Documents and except for matters which are not reasonably likely to result in a material adverse effect on the business or financial condition of Inprise, to the knowledge of Inprise:
(i) all patents, trademarks, service marks and copyrights held by Inprise are valid, enforceable and subsisting; (ii) no Inprise Intellectual Property and no Inprise Intellectual Property that is currently being developed by Inprise (either by itself or with any other person) infringes, misappropriates or conflicts with any intellectual property owned or used by any other person;
(iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Inprise is infringing, misappropriating or making any unlawful or unauthorized use of any intellectual property owned or used by any other person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and Inprise has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any intellectual property owned or used by any other person; (iv) no other person is infringing, misappropriating or making any unlawful or unauthorized use of, and no intellectual property owned or used by any other person infringes or conflicts with, any Inprise Intellectual Property.

                 (d) To Inprise' knowledge, the Inprise Intellectual Property constitutes all the intellectual property necessary to enable Inprise to conduct its business in the manner in which such business has been and is being conducted. Inprise has not (i) licensed any of the Inprise Intellectual Property to any person on an exclusive basis, or (ii) entered into any covenant not to compete or contract limiting its ability to exploit fully any of its Inprise Intellectual Property or to transact business in any market or geographical area or with any person.

          2.1.10  Brokers. Inprise has taken no action which would give rise to
                  -------
any claim by any person, for brokerage commissions, finder's fees or similar payments by Inprise or Microsoft relating to this Agreement or the transactions contemplated hereby.

          2.1.11  Litigation and Other Proceedings. Neither Inprise nor any of
                  --------------------------------
its officers, directors, or, to Inprise's knowledge, employees, is a party to any pending or, to Inprise's knowledge, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Inprise or, in the case of an individual, from acts in his capacity as an officer, director, or employee of Inprise which individually or in the aggregate would be materially adverse to Inprise. Inprise is not subject to any order, writ, judgment, decree, or injunction that has or would be reasonably expected to have a material adverse effect on the Inprise business and financial condition.

          2.1.12  Registration Rights. Except as provided in that certain
                  -------------------
Registration Rights Agreement dated June 26, 1997 by and among Inprise and the purchasers of the Inprise Series B Stock specified therein, Inprise is not under any obligation to register any presently outstanding securities, or any securities which may hereafter be issued, under the Securities Act of 1933, as amended ("1933 Act").

          2.1.13  Contracts. All material contracts, arrangements, plans,
                  ---------
agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments to which Inprise is a party and which are material to its business have been disclosed in the SEC Documents to the extent required in accordance with the rules of the SEC and are valid and in full force and effect. Inprise has not, nor, to the knowledge of Inprise, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

          2.1.14  Related Party Transactions. None of the directors or
                  --------------------------
executive officers of Inprise, or any member of any of their families, is presently a party to, or was a party to preceding the date of this Agreement, any transaction with Inprise, other than compensation arrangements in the ordinary course of Inprise's business and purchases of securities and other than transactions not required to be reported in the SEC Documents in accordance with SEC rules, including, without limitation, any contract, agreement, or other arrangement: (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 10%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee.

          2.1.15  Disclosure. Neither the representations or warranties made by
                  ----------
Inprise in this Agreement, nor the Inprise Disclosure Schedule or any other certificate or document executed and/or delivered by Inprise pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     2.2  Representations and Warranties of Microsoft. Microsoft hereby
          -------------------------------------------
represents and warrants to, and agrees with Inprise that:

          2.2.1   Authorization. Microsoft has full corporate power and
                  -------------
authority to enter into the Transaction Documents, and each such agreement constitutes Microsoft's valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

          2.2.2   No Conflict. The execution, delivery and performance of the
                  -----------
Transaction Documents by Microsoft and the consummation by Microsoft of the transactions contemplated hereby will not (i) result in a violation of Microsoft's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which Microsoft or any of its subsidiaries is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to Microsoft or any of its subsidiaries or by which any property or asset of Microsoft or any of its subsidiaries is bound or affected.

          2.2.3  Purchase for Own Account.  The Series C Preferred Shares to be
                 ------------------------
purchased by Microsoft hereunder and any Conversion Shares (collectively, the "Securities") will be acquired for investment for Microsoft's own account, not as nominee or agent, and not with a view to public resale or distribution thereof within the meaning of the 1933 Act, and Microsoft has no present intention of selling, granting any participation in, or otherwise distributing the same. Microsoft further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

          2.2.4  Investment Experience.  Microsoft understands that the purchase
                 ---------------------
of the Securities involves substantial risk. Microsoft acknowledges that it is able to fend for itself, can bear the economic risk of Microsoft's investment in the Securities and has such knowledge and experience in financial or business matters such that Microsoft is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment.

          2.2.5  Restricted Securities.  Microsoft understands that the
                 ---------------------
Securities are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from Inprise in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Microsoft represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Microsoft understands that Inprise is under no obligation to register any of the securities sold hereunder except as provided in the Rights Agreement.

          2.2.6  Legends.  It is understood that the certificates evidencing the
                 -------
Securities will bear the legends substantially as provided below:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

The legends provided above shall be removed by Inprise from any certificate evidencing the Securities upon delivery to Inprise of an opinion by counsel, reasonably satisfactory to Inprise, that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registrations pursuant to which Inprise issued the Securities.

For purposes of clarification, and provided that any transactions satisfy the terms of SEC Rule 144 and are not in conflict with the Rights Agreement, Microsoft may enter into bona fide transactions which constitute a hedge against changes in the market price of the Inprise Common Stock, provided, however, no public disclosure is made with respect to such hedge transactions, except in an initial Schedule 13D, the text of which is reasonably satisfactory to Inprise, or if in the opinion of counsel to Microsoft such disclosure is required as a matter of law.

                                  ARTICLE III
                             ADDITIONAL AGREEMENTS

     Microsoft and Inprise each agree as follows:

     3.1  Expenses.  Whether or not the purchase and sale of the Series C
          --------
Preferred Shares is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                                  ARTICLE IV
                             CONDITIONS PRECEDENT

     4.1  Conditions to Each Party's Obligation to Close.  The respective
          ----------------------------------------------
obligation of each party to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          4.1.1  Governmental Approvals.  Other than the filing of a Form D with
                 ----------------------
the SEC and the California Department of Corporations, all Governmental Consents legally required for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Governmental Consents, for which the failure to obtain would have no material adverse effect on the consummation of the transactions contemplated hereby.

          4.1.2  No Restraints.  No statute, rule, regulation, executive order,
                 -------------
decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the transactions herein contemplated.

          4.1.3  Securities Exemption.  The offer and sale of the Series C
                 --------------------
Preferred Shares to Microsoft pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, and the registration and/or qualification requirements of all other applicable state securities laws.

     4.2  Conditions to Obligations of Microsoft.  The obligations of Microsoft
          --------------------------------------
to purchase the Series C Preferred Shares are subject to the satisfaction of the following conditions unless waived by Microsoft.

          4.2.1  Representations and Warranties of Inprise.  The representations
                 -----------------------------------------
and warranties of Inprise set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Microsoft shall have received a certificate signed on behalf of Inprise by an officer of Inprise to such effect on the Closing Date.

          4.2.2  Performance of Obligations of Inprise.  Inprise shall have
                 -------------------------------------
performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

          4.2.3  Rights Agreement.  Microsoft and Inprise shall have each duly
                 ----------------
executed a Rights Agreement substantially in the form attached hereto as Exhibit
                                                                         -------
B.
-

          4.2.4  Patent License Agreement.  Microsoft and Inprise shall have
                 ------------------------
each duly executed the Patent License Agreements in the form attached hereto as Exhibit C-1 and C-2.
-------------------

          4.2.5  Corporate Documentation.  Inprise shall have filed with the
                 -----------------------
Delaware Secretary of State the Certificate of Designation in the form attached hereto as Exhibit A.
          ---------

          4.2.6  Opinion of Counsel.  Microsoft shall have received from Gray
                 ------------------
Cary Ware & Freidenrich LLP, counsel to Inprise, an opinion addressed to Microsoft, dated the Closing Date, substantially in the form attached as Exhibit D.

     4.3  Conditions to Obligation of Inprise.  The obligation of Inprise to
          -----------------------------------
effect the sale of the Series C Preferred Shares is subject to the satisfaction of the following conditions unless waived by Inprise.

          4.3.1  Representations and Warranties of Microsoft.  The
                 -------------------------------------------
representations and warranties of Microsoft set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          4.3.2  Performance of Obligations of Microsoft.  Microsoft shall have
                 ---------------------------------------
performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

          4.3.3  Payment of Purchase Price.  Microsoft shall have delivered to
                 -------------------------
Inprise the Purchase Price specified in Article I hereof.

                                   ARTICLE V
                                  TERMINATION

     5.1  Mutual Agreement.  This Agreement may be terminated at any time prior
          ----------------
to the Closing by the written consent of Microsoft and Inprise.

     5.2  Termination by Inprise.  This Agreement may be terminated by Inprise
          ----------------------
alone, by means of written notice to Microsoft, if there has been a material breach by Microsoft of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document, which breach has not been cured within ten business days following receipt by Microsoft of notice of such breach.

     5.3  Termination by Microsoft.  This Agreement may be terminated by
          ------------------------
Microsoft alone, by means of written notice to Inprise, if there has been a material breach by Inprise of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document, which breach has not been cured within ten business days following receipt by Inprise of notice of such breach.

     5.4  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
by either Inprise or Microsoft as provided in this Article, and notwithstanding that Inprise may have taken certain actions in contemplation of the Closing, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Microsoft, Inprise or their respective officers or directors or shareholders, except that (i) the provisions of Sections 3.1, 3.2 and 6.2 shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                  ARTICLE VI
                                 MISCELLANEOUS

     6.1  Entire Agreement.  This Agreement, including the exhibits and
          ----------------
schedules delivered pursuant to this Agreement, together with the Transaction Documents between the parties contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

     6.2  Governing Law. This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware.

     6.3  Headings.  The headings contained in this Agreement are intended
          --------
principally for convenience and shall not, by themselves, determine the rights of the parties to this Agreement.

     6.4  Notices.  All notices, requests, demands, or other communications
          -------
which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepared, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

     If to Microsoft:                        Microsoft Corporation
     ---------------
                                             One Microsoft Way
                                             Redmond, WA 98052-6399
                                             Attention: Robert A. Eshelman
                                             Telephone No.: (425) 936-7520
                                             Facsimile No.: (425) 869-1327

     If to Inprise:                          Inprise Corporation
     -------------
                                             100 Enterprise Way
                                             Scotts Valley, CA 95066-3249
                                             Attention:  JoAnne M. Butler
                                             Telephone No.: (831) 431-4643
                                             Facsimile No.: (831) 431-4171

     With a copy to:                         Gary Cary Ware & Freidenrich LLP
     --------------
                                             400 Hamilton Avenue
                                             Palo Alto, CA  94301
                                             Attention:  Peter M. Astiz
                                             Telephone No.: (650) 833-2036
                                             Facsimile No.: (650) 327-3699

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.4.

     6.5  Severability.  In the event any provision of this Agreement shall be
          ------------
unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceablility or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such even, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

     6.6  Survival of Representations and Warranties.  The representations,
          ------------------------------------------
warranties and covenants of Inprise and Microsoft contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Microsoft or its counsel or Inprise or its counsel, as the case may be.

     6.7  Assignment.  No party to this Agreement may assign, by operation of
          ----------
law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement.

     6.8  Counterparts.  This Agreement may be executed in two or more partially
          ------------
or fully executed counterparts and by facsimile signatures each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a signature page in the form annexed to this

Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

     6.9  Amendment.  This Agreement may not be amended except by an instrument
          ---------
in writing signed on behalf of each of the parties hereto.

     6.10 Extension, Waiver.  At any time prior to the Closing, any party hereto
          -----------------
may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.11 Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                             "Inprise"

                                             INPRISE CORPORATION


                                             By: /s/ JAY R. LEITE
                                                --------------------------------
                                                Jay R. Leite
                                                Chief Financial Officer




                                             "MICROSOFT"

                                             MICROSOFT CORPORATION


                                             By: /s/ PAUL MARITZ
                                                --------------------------------
                                                Paul Maritz
                                                Vice President